Exhibit 99.1

CONTACTS:

MEDIA:

Brian E. Goerke

(412) 762-4550

corporate.communications@pnc.com

INVESTORS:

William H. Callihan

(412) 762-8257

investor.relations@pnc.com

PNC REPORTS FULL YEAR 2008 NET INCOME OF $882 MILLION

INCLUDING ACQUISITION COSTS OR $1.3 BILLION

EXCLUDING COSTS RELATED TO ACQUISITIONS

Fourth quarter net loss was $248 million including acquisition costs or net income of $132 million excluding costs related to acquisitions

Capital, liquidity and loan loss reserve coverage strengthened

PITTSBURGH, Feb. 3, 2009 – The PNC Financial Services Group, Inc. (NYSE: PNC) today reported 2008 net income of $882 million, or $2.46 per diluted share, compared with 2007 net income of $1.47 billion, or $4.35 per diluted share. PNC reported a net loss of $248 million, or $.77 per diluted share, for the fourth quarter of 2008 compared with net income of $178 million in the fourth quarter of 2007, or $.52 per diluted share. PNC acquired National City Corporation on December 31, 2008.

Net income for 2008 would have been $1.30 billion, or $3.68 per diluted share, and 2007 net income would have been $1.57 billion, or $4.65 per diluted share, excluding integration costs. Integration costs, which included conforming provisions for credit losses for acquisitions, primarily National City, were $422 million after tax for full year 2008 and $380 million after tax for the fourth quarter of 2008. Net income excluding integration costs would have been $132 million, or $.32 per diluted share, for the fourth quarter of 2008 and $228 million, or $.67 per diluted share, for the fourth quarter of 2007.

“PNC successfully executed its business strategies in 2008 and delivered solid results during a time of unprecedented markets and a weakening economy,” said James E. Rohr, chairman and chief executive officer. “During the year we strengthened our capital, liquidity and loan loss reserve coverage. The acquisition of National City provided us with a unique opportunity to grow our franchise, doubling our assets and customers. Our two-year integration plan is underway, and we believe our combined company should begin to deliver significant shareholder value.”

PNC’s consolidated balance sheet and financial ratios as of December 31, 2008 reflect the acquisition of National City on that date. The average consolidated balance sheet was not impacted by the National City acquisition. PNC’s consolidated income statement for full year and fourth quarter 2008 does not include operating results of National City.

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PNC Reports Full Year 2008 Net Income of $882 Million Including Acquisition Costs or $1.3 Billion

Excluding Costs Related to Acquisitions – Page 2

HIGHLIGHTS

•	As of December 31, 2008 PNC had total assets of $291 billion, total loans of $175 billion and total deposits of $193 billion, reflecting the acquisition of National City on that date.

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PNC significantly strengthened capital. The estimated tier 1 risk-based capital ratio was 9.7 percent at December 31, 2008 compared with 6.8 percent at December 31, 2007. PNC issued $7.6 billion of preferred stock and a common stock warrant to the U.S. Department of the Treasury under the TARP Capital Purchase Program on December 31, 2008 which qualified as tier 1 capital. The combination of National City with PNC would have resulted in a tier 1 risk-based capital ratio exceeding the 6 percent “well-capitalized” requirement on December 31, 2008 even without giving effect to the capital issuance under the TARP Program.

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PNC’s estimated tangible common equity ratio was 2.8 percent at December 31, 2008 and excluding accumulated other comprehensive loss would have been 4.1 percent at year end. PNC's tangible common equity ratio is expected to be less sensitive to the impact of widening credit spreads on accumulated other comprehensive loss primarily due to the composition of the securities available for sale portfolio acquired from National City and a substantially higher level of common equity in the combined company.

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PNC maintained a strong liquidity position and continued to generate deposits. The loan to deposit ratio was 91 percent at December 31, 2008, reflecting the acquisition of National City. Average deposits for the fourth quarter increased 8 percent compared with the fourth quarter of 2007 and 3 percent compared with the linked quarter.

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Credit quality migration reflected a rapidly weakening economy, but remained manageable as PNC was able to maintain a strong capital position and generate positive operating leverage. The allowance for loan and lease losses increased to $3.9 billion at December 31, 2008 from $1.1 billion at September 30, 2008 primarily as a result of the National City acquisition. The year end ratio of allowance for loan and lease losses to total loans was strengthened to 2.23 percent compared with 1.40 percent at September 30, 2008.

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Average loans for the fourth quarter of 2008 increased 12 percent over fourth quarter 2007 and 3 percent compared with the third quarter of 2008. During the fourth quarter PNC originated approximately $9 billion in new loans and commitments.

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PNC is committed to supporting the objectives of the Emergency Economic Stabilization Act. To that end, PNC is continuing to make credit available to qualified borrowers including enhanced calling efforts on small businesses and corporations, promotions offered with special financing rates and responding to increased loan demand for first mortgages. PNC has reaffirmed and renewed loans and lines of credit, focused on early identification of loan modification candidates and is working closely where appropriate with customers who are experiencing financial hardship to set up new repayment schedules, loan modifications and forbearance programs. PNC plans to enhance these efforts over time to improve the effectiveness of its broad-reaching initiatives.

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Investment securities were $43.5 billion at December 31, 2008, or 15 percent of total assets. The portfolio was primarily comprised of well-diversified, high quality securities with U.S. government agency residential mortgage-backed securities representing 53 percent of the portfolio. Of the remaining portfolio, 80 percent of the securities had AAA-equivalent ratings.

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PNC created positive operating leverage for the year of 4 percent, or $351 million. Total revenue for 2008 grew 7 percent compared with 2007, driven by growth in net interest income, and exceeded year-over-year noninterest expense growth of 3 percent.

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With the acquisition of National City, PNC’s retail banks now serve over 6 million consumer and business customers. Comprehensive two-year integration plans are being implemented with a goal of eliminating $1.2 billion of annualized expenses, including the reduction of approximately 5,800 positions across the combined 59,595 employee base by 2011. The first regional branch conversion is planned for the second half of 2009.

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PNC Reports Full Year 2008 Net Income of $882 Million Including Acquisition Costs or $1.3 Billion

Excluding Costs Related to Acquisitions – Page 3

CONSOLIDATED REVENUE REVIEW

PNC’s consolidated income statement for full year and fourth quarter 2008 does not include operating results of National City, which was acquired on December 31, 2008. The income statement impact from the acquisition of National City included in fourth quarter 2008 results was limited to a conforming provision for credit losses of $504 million and other integration costs in noninterest expense.

Net interest income totaled $992 million for the fourth quarter of 2008, an increase of 25 percent compared with $793 million for fourth quarter 2007 and a decrease of 1 percent compared with $1.00 billion for the linked quarter. The net interest margin was 3.37 percent for the fourth quarter of 2008 compared with 2.96 percent in the year ago quarter and 3.46 percent in the third quarter of 2008. The increase in net interest income in the year-over-year comparison was primarily due to the benefit of declining interest rates on PNC’s liability sensitive balance sheet and higher average earning assets. The decrease in the linked quarter comparison was primarily from a lower yield on loans largely resulting from the rapid decline in short-term rates and the effect on variable rate loan repricing.

Noninterest income was $684 million for the fourth quarter of 2008 compared with $834 million for the fourth quarter of 2007 and $654 million linked quarter. The 2008 quarters were negatively impacted by unprecedented market conditions.

Fund servicing revenue for the fourth quarter of 2008 decreased $24 million compared with the third quarter of 2008 mainly due to declines in asset values. Asset management revenue decreased $83 million in the comparison with the third quarter of 2008 and was primarily impacted by lower earnings from BlackRock. Corporate service fees decreased $41 million in the linked quarter comparison primarily as a result of a $35 million impairment charge on commercial mortgage servicing rights due to the effect of lower interest rates. Fourth quarter 2008 net securities losses were $172 million and third quarter 2008 losses were $74 million, primarily resulting from other-than-temporary impairment charges on securities, while a net gain of $177 million was recognized on the mark to market of PNC’s BlackRock LTIP shares obligation for the fourth quarter compared with a net charge of $51 million in the third quarter included in other noninterest income.

Noninterest income decreased $150 million compared with the prior year fourth quarter primarily due to impairment charges on securities, the negative effect of declines in asset values on fee revenue, lower earnings from BlackRock and lower consumer service fees largely due to the impact of the sale of Hilliard Lyons, partially offset by the benefit of the positive mark to market of PNC’s BlackRock LTIP shares obligation compared with a net charge in the fourth quarter of 2007.

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PNC Reports Full Year 2008 Net Income of $882 Million Including Acquisition Costs or $1.3 Billion

Excluding Costs Related to Acquisitions – Page 4

CONSOLIDATED EXPENSE REVIEW

Noninterest expense for the fourth quarter of 2008 was $1.13 billion compared with $1.21 billion in the prior year fourth quarter and $1.14 billion for the third quarter of 2008. The 7 percent decrease compared with the fourth quarter of 2007 mainly resulted from the sale of Hilliard Lyons and the effect of cost synergies from acquisitions. Noninterest expense compared with the linked quarter declined 1 percent primarily due to lower incentive compensation partially offset by higher integration costs, including those related to the National City acquisition.

CONSOLIDATED AVERAGE BALANCE SHEET REVIEW

Average assets were $143 billion for the fourth quarter of 2008 compared with $135 billion for the year ago quarter and $143 billion for the third quarter 2008. The increase compared with the fourth quarter of 2007 was due to growth in loans and securities and the impact of acquisitions. The National City acquisition closed on December 31, 2008 and had no impact on average balances.

Average loans were $75.4 billion for the quarter and increased $8.3 billion, or 12 percent, compared with the year-earlier fourth quarter and $2.1 billion, or 3 percent, compared with the third quarter of 2008. The increase in average loans compared with the fourth quarter of 2007 was primarily a result of higher commercial loans, acquisitions and the transfer of education loans previously held for sale to the loan portfolio during the first quarter of 2008. The increase compared with the linked quarter was largely due to growth in commercial and consumer loans.

Average investment securities for the fourth quarter of 2008 were $35.5 billion, an increase of $6.3 billion, or 22 percent, compared with the fourth quarter of 2007 and an increase of $1.7 billion, or 5 percent, compared with the third quarter of 2008. The increase over the prior year fourth quarter was primarily due to the addition of residential mortgage-backed, state and municipal, and commercial mortgage-backed securities as part of the company’s balance sheet management activities. The increase in securities compared with the linked quarter primarily resulted from purchases of U.S. government agency residential mortgage-backed securities.

Average loans held for sale were $1.9 billion for the fourth quarter of 2008, a decrease of $1.5 billion compared with the fourth quarter of 2007 and a decrease of $.2 billion compared with the third quarter of 2008. The decline from fourth quarter 2007 was primarily due to the transfer of $1.8 billion of education loans previously held for sale to the loan portfolio during the first quarter of 2008.

Average deposits of $87.5 billion for the fourth quarter of 2008 grew $6.7 billion, or 8 percent, compared with the fourth quarter of 2007 and $2.5 billion, or 3 percent, compared with the linked quarter. Average deposits increased from the prior year fourth quarter as a result of acquisitions and growth in money market and time deposits. In the linked quarter comparison, the increase was due to continued growth in retail money market deposits, demand and other non-interest bearing deposits, other time deposits, retail certificates and interest-bearing demand deposits. The increases in both comparisons were somewhat offset by declines in time deposits in foreign offices.

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PNC Reports Full Year 2008 Net Income of $882 Million Including Acquisition Costs or $1.3 Billion

Excluding Costs Related to Acquisitions – Page 5

Average borrowed funds for the fourth quarter of 2008 were $30.0 billion, an increase of $1.4 billion, or 5 percent, compared with the fourth quarter of 2007 and a decrease of $2.2 billion, or 7 percent, compared with the third quarter of 2008. The increase over fourth quarter 2007 was due to new borrowings to fund earning asset growth. The decrease in the linked quarter comparison was primarily due to declines in federal funds purchased and repurchase agreements and debt maturities during the quarter.

CONSOLIDATED YEAR END BALANCE SHEET REVIEW

Total assets were $291 billion at December 31, 2008 compared with $139 billion at December 31, 2007 and $146 billion at September 30, 2008. The consolidated balance sheet included National City’s assets and liabilities substantially at fair value as of December 31, 2008. The acquisition added approximately $134 billion of assets, including $100 billion of loans, after giving effect to purchase accounting adjustments, eliminations and reclassifications.

Loans were $175 billion at December 31, 2008 compared with $68.3 billion at December 31, 2007 and $75.2 billion at September 30, 2008. The core loan portfolio was $148 billion at December 31, 2008 and consisted of 64 percent commercial loans and 36 percent consumer loans. As of December 31, 2008 loans totaling $27.5 billion were designated as a distressed loan portfolio that included residential real estate development loans, cross-border leases, brokered home equity loans and certain residential real estate loans. The majority of the distressed loans were from acquisitions, primarily National City. Loans held for sale were $4.4 billion at December 31, 2008 compared with $3.9 billion at December 31, 2007 and $1.9 billion at September 30, 2008. The acquisition of National City added approximately $2.2 billion of loans held for sale, primarily 1-4 family conforming residential mortgages. Approximately $1.8 billion of education loans previously held for sale were transferred to the loan portfolio during the first quarter of 2008.

Investment securities totaled $43.5 billion at December 31, 2008, including $13.3 billion of primarily U.S. government agency residential mortgage-backed securities from the National City acquisition, compared with $30.2 billion at December 31, 2007 and $31.0 billion at September 30, 2008. At December 31, 2008 net unrealized pretax losses on securities available for sale increased to $5.4 billion compared with $3.6 billion at September 30, 2008 as a result of further declines in fair value due to the impact of widening credit spreads. Net unrealized losses in the securities available for sale portfolio are included in shareholders’ equity as accumulated other comprehensive loss, net of tax. The net unrealized losses did not reflect credit quality concerns of any significance with the underlying assets which represented an overall well-diversified, high quality portfolio. U.S. government agency residential mortgage-backed securities represented 53 percent of the investment securities portfolio at December 31, 2008. PNC's tangible common equity ratio is expected to be less sensitive to the impact of widening credit spreads on accumulated other comprehensive loss primarily due to the composition of the securities available for sale portfolio acquired from National City and a substantially higher level of common equity in the combined company.

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PNC Reports Full Year 2008 Net Income of $882 Million Including Acquisition Costs or $1.3 Billion

Excluding Costs Related to Acquisitions – Page 6

Deposits were $193 billion at December 31, 2008, including $104 billion from the National City acquisition, compared with $82.7 billion at December 31, 2007 and $85.0 billion at September 30, 2008. Interest-bearing deposits represented 81 percent of total deposits at December 31, 2008 compared with 77 percent at September 30, 2008. The change in deposit composition reflected the higher proportion of certificates of deposit and other interest-bearing deposits associated with National City. Borrowed funds were $52.2 billion at December 31, 2008 compared with $30.9 billion at December 31, 2007 and $32.1 billion at September 30, 2008. Borrowed funds at December 31, 2008 included $18.2 billion of National City obligations and $2.9 billion of senior notes guaranteed by the FDIC under the Temporary Liquidity Guarantee Program that were issued during the fourth quarter of 2008.

PNC’s tier 1 risk-based capital ratio was an estimated 9.7 percent at December 31, 2008 compared with 6.8 percent at December 31, 2007 and 8.2 percent at September 30, 2008. The increase in the ratio from December 31, 2007 included the issuance of tier 1 eligible securities during the first half of 2008 totaling $1.3 billion, including REIT preferred, noncumulative perpetual preferred, and trust preferred securities. Additionally, $7.6 billion of preferred stock and a common stock warrant was issued to the Department of the Treasury under the TARP Capital Purchase Program on December 31, 2008. Tier 1 risk-based capital further increased as a result of $5.6 billion of common stock issued in the National City acquisition and PNC's assumption of $2.6 billion of tier 1 qualifying capital securities previously issued by National City. These increases in capital were partially offset by the deduction of higher acquisition-related intangible assets. The positive effect on the tier 1 ratio of the net increase in capital was somewhat offset by an increase in risk-weighted assets primarily related to acquisitions, including National City.

The increase in the tier 1 risk-based capital ratio from September 30, 2008 was primarily due to the TARP Capital Purchase Program issuance and the net increase in capital resulting from the National City acquisition. As of December 31, 2008 the combination of National City with PNC would have resulted in a tier 1 risk-based capital ratio exceeding the 6 percent “well-capitalized” requirement even without giving effect to the capital issuance under the TARP Program which qualified as tier 1 capital.

The company did not actively engage in share repurchase activity during 2008. In January 2009, the PNC board of directors declared a quarterly common stock cash dividend of 66 cents per share consistent with the previous quarter.

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PNC Reports Full Year 2008 Net Income of $882 Million Including Acquisition Costs or $1.3 Billion

Excluding Costs Related to Acquisitions – Page 7

ASSET QUALITY REVIEW

PNC increased the allowance for loan and lease losses during the fourth quarter to $3.9 billion at December 31, 2008 compared with $.8 billion at December 31, 2007 and $1.1 billion at September 30, 2008. The increases were primarily due to a $2.2 billion allowance acquired from National City, $504 million conforming credit allowance adjustment for differences between the PNC and National City reserve estimation methodologies, and legacy PNC provision for credit losses in excess of net charge-offs. These reserves do not include $7.4 billion of fair value adjustments on $19.3 billion of impaired loans acquired from National City on December 31, 2008. The allowance for loan and lease losses to total loans was 2.23 percent at year end compared with 1.21 percent at December 31, 2007 and 1.40 percent at September 30, 2008.

Asset quality migrated at an accelerated pace in the very challenging credit environment but remained manageable as PNC was able to cover a substantial portion of the increased provision for credit losses through positive operating leverage and also maintain a strong capital position. The provision for credit losses for the fourth quarter of 2008 totaled $990 million and included the $504 million conforming provision for credit losses related to the National City acquisition and $486 million legacy PNC provision. The provision for credit losses was $188 million in the fourth quarter of 2007 and $190 million in the third quarter of 2008. The increase in the legacy PNC provision was largely attributable to general credit quality migration, including residential real estate development and commercial real estate exposure, and growth in total credit exposure.

Net charge-offs for the fourth quarter of 2008 were $207 million, or 1.09 percent of average loans, compared with net charge-offs of $83 million, or .49 percent, for the fourth quarter of 2007 and net charge-offs of $122 million, or .66 percent, for the third quarter of 2008. The increase in net charge-offs in both comparisons was primarily due to commercial and commercial real estate loans and in the prior year quarter comparison home equity consumer loans.

Nonperforming assets were $2.2 billion at December 31, 2008, including $722 million from the National City acquisition, compared to $495 million a year ago and $875 million at September 30, 2008. The increases aside from National City primarily resulted from higher nonaccrual commercial loans and commercial real estate projects including residential real estate development loans. Nonperforming assets to total assets were .74 percent at December 31, 2008 compared with .36 percent at December 31, 2007 and .60 percent at September 30, 2008. The allowance for loan and lease losses to nonperforming loans was 236 percent at December 31, 2008, 183 percent at December 31, 2007 and 125 percent at September 30, 2008.

BUSINESS SEGMENT RESULTS

PNC business segment information does not include any impact from the National City acquisition on December 31, 2008 unless specifically stated.

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PNC Reports Full Year 2008 Net Income of $882 Million Including Acquisition Costs or $1.3 Billion

Excluding Costs Related to Acquisitions – Page 8

Retail Banking

For the full year 2008, Retail Banking earned $429 million compared with $876 million for 2007. The decline in earnings over the prior year was primarily driven by increases in the provision for credit losses and noninterest expense. Retail Banking earned $15 million for the fourth quarter of 2008 compared with $211 million for the prior year fourth quarter and $79 million in the prior quarter. The decline from the prior year quarter resulted from an increase in the provision for credit losses, a decrease in revenue and higher noninterest expense. The decline from the linked quarter was primarily due to an increase in the provision for credit losses. For the 2008 periods, revenue was negatively impacted by a lower interest credit attributed to deposits in the declining rate environment and was not reflective of the solid growth in customers and deposits.

Retail Banking overview:

•	Net new consumer and business checking relationships grew by 72,000 in 2008 compared with 32,000 a year earlier, excluding relationships added from acquisitions.

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Average deposit balances increased $4.7 billion, or 8 percent, over the previous year fourth quarter and $1.8 billion, or 3 percent, compared with the linked quarter. The increases over the prior periods were primarily the result of growth in money market deposits. The prior year comparison also benefitted from acquisitions. The deposit strategy of Retail Banking is to remain disciplined on pricing while targeting specific products and markets for growth.

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Average loan balances increased $3.6 billion, or 10 percent, over the year-ago quarter and 1 percent from the linked quarter. Growth over the prior year quarter primarily resulted from acquisitions and the transfer of education loans from held for sale to the loan portfolio during the first quarter of 2008. In the linked quarter comparison higher education loans more than offset declines in the commercial and commercial real estate loan portfolio.

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Net interest income for the fourth quarter of 2008 declined $40 million, or 7 percent, compared with the fourth quarter of 2007 and increased $9 million, or 2 percent, compared with the linked quarter. The decrease from the prior year quarter reflected the negative impact of a lower interest credit attributed to deposits in the declining rate environment partially offset by benefits from acquisitions.

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Noninterest income for the quarter declined $25 million, or 6 percent, compared with the prior year fourth quarter and decreased $13 million, or 3 percent, compared with the third quarter of 2008. The declines in both periods were primarily driven by lower asset management fees as a result of lower values in the equity markets. The decrease in the prior year quarter comparison was partially offset by a combined 7 percent increase in service charges on deposits, brokerage fees, and consumer service fees. The prior year quarter comparison was also impacted by gains on sales of education loans and other gains in the fourth quarter of 2007.

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Noninterest expense for the fourth quarter increased $47 million, or 9 percent, compared with the prior year fourth quarter and decreased $9 million, or 2 percent, from the linked quarter. The increase over the prior year quarter was attributable to the impact of acquisitions, continued investments in the business and expense directly associated with fee income-related activities.

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Provision for credit losses was $262 million for the fourth quarter of 2008 compared with $70 million in the prior year quarter and $156 million in the linked quarter. The increases in the provision reflected the deteriorating economic environment which resulted in higher commercial and consumer loan net charge-offs and continued credit migration in commercial and consumer loan portfolios.

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PNC Reports Full Year 2008 Net Income of $882 Million Including Acquisition Costs or $1.3 Billion

Excluding Costs Related to Acquisitions – Page 9

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PNC Retail Banking had 1,148 branches and an ATM network of 4,041 machines at December 31, 2008. Combined with National City those totals grew to 2,589 branches and an ATM network of 6,232 machines, giving PNC one of the largest distribution networks among U.S. banks.

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Assets under management on a combined basis with National City were $110 billion at December 31, 2008. Of that total, PNC Retail Banking had assets under management of $57 billion at December 31, 2008 compared with $69 billion at December 31, 2007 and $64 billion at September 30, 2008. Declines in assets under management primarily resulted from the negative impact of market conditions on asset values.

Corporate & Institutional Banking

Corporate & Institutional Banking earned $225 million in 2008 compared with $432 million in 2007. While results were strong for all sectors except real estate, overall earnings declined compared with the prior year primarily driven by an increase in the provision for credit losses and by higher valuation losses on commercial mortgage loans held for sale, net of hedges. Earnings were $17 million in the fourth quarter of 2008 compared with $91 million in the fourth quarter of 2007 and $72 million in the third quarter of 2008. Both comparisons were impacted by a higher provision for credit losses which more than offset increases in revenue and in the linked quarter comparison lower noninterest expense.

Corporate & Institutional Banking overview:

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Net interest income for the fourth quarter of 2008 grew $55 million, or 23 percent, compared with the fourth quarter of 2007 and $38 million, or 15 percent, compared with the third quarter of 2008. The increases were due to loan growth and, in the prior year quarter comparison, as a result of acquisitions and higher interest on loans held for sale.

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Corporate service fees were $118 million in the fourth quarter of 2008 compared with $137 million in the fourth quarter of 2007 and $159 million in the third quarter of 2008. The fourth quarter of 2008 included a $35 million impairment charge on commercial mortgage servicing rights due to the effect of lower interest rates.

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Other noninterest income increased $10 million compared with the fourth quarter of 2007 and increased $86 million in the linked quarter comparison. Gains on commercial mortgage loans held for sale, net of hedges were $16 million in the fourth quarter of 2008 compared with a loss of $75 million in the third quarter of 2008 and a loss of $19 million in the prior year quarter.

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Noninterest expense was essentially flat compared with the fourth quarter of 2007 as lower incentive compensation associated with fee income activities offset investments in growth initiatives. Compared with the third quarter of 2008, noninterest expense decreased $15 million, or 6 percent, primarily due to lower incentive compensation.

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Provision for credit losses was $214 million in the fourth quarter of 2008 compared with $69 million in the fourth quarter of 2007 and $31 million in the prior quarter. The provision for the fourth quarter of 2008 reflected the impact of both accelerated credit quality migration and growth in total credit exposure.

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Average loan balances increased $5.8 billion, or 25 percent, from the prior year fourth quarter and $2.1 billion, or 8 percent, compared with the third quarter of 2008. The increases were due to higher utilization of credit facilities, organic loan growth from new and existing clients and acquisitions in the prior year quarter comparison.

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PNC Reports Full Year 2008 Net Income of $882 Million Including Acquisition Costs or $1.3 Billion

Excluding Costs Related to Acquisitions – Page 10

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Average deposit balances for the quarter increased $1.2 billion, or 8 percent, compared with the fourth quarter of 2007 and $.8 billion, or 5 percent, compared with the linked quarter. The increase over the fourth quarter of 2007 resulted primarily from higher time and money market deposits. The increase over the third quarter of 2008 was mainly due to higher demand deposits related to treasury management and higher commercial mortgage servicing deposits.

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The commercial mortgage servicing portfolio on a combined basis with National City was $286 billion at December 31, 2008. Of that total, PNC Corporate & Institutional Banking commercial mortgage servicing portfolio was $249 billion compared with $243 billion at December 31, 2007 and $247 billion at September 30, 2008. Servicing portfolio additions have been modest since the third quarter of 2007 due to the declining volumes in the commercial mortgage securitization market.

Global Investment Servicing

Global Investment Servicing earned $122 million in 2008 compared with $128 million in 2007. Results for 2008 were negatively impacted by declines in asset values and fund redemptions as a result of severe deterioration of the financial markets during the fourth quarter. Global Investment Servicing earned $25 million for the fourth quarter of 2008 compared with $32 million for the fourth quarter of 2007 and $34 million for the third quarter of 2008. Servicing revenue decreased $1 million from the fourth quarter of 2007 and $21 million, or 9 percent, from the linked quarter. Servicing revenue was negatively impacted by declines in equity market values. In the comparison with the prior year quarter, these declines were partially offset by the acquisitions of Albridge Solutions Inc. and Coates Analytics, LP in December 2007 and opportunities the market provided for securities lending activities. Operating expense increased $7 million, or 4 percent, from the year ago quarter and decreased $13 million, or 7 percent, compared with the linked quarter. The increase over the fourth quarter of 2007 was largely due to investments in technology, a larger employee base to support business growth and costs related to the acquisitions. The decrease in the linked quarter comparison resulted from cost reduction initiatives to lower operating expense in tandem with the revenue slowdown associated with volatile global markets.

Global Investment Servicing provided accounting/administration services for $839 billion of net fund assets and provided custody services for $379 billion of fund assets as of December 31, 2008 compared with $990 billion and $500 billion, respectively, at December 31, 2007 and $907 billion and $415 billion, respectively, at September 30, 2008. The decrease in assets serviced in both comparisons was due to declines in asset values and fund outflows resulting from market conditions particularly in the fourth quarter of 2008. Total fund assets serviced by Global Investment Servicing were $2.0 trillion at December 31, 2008 compared with asset servicing levels of $2.5 trillion at December 31, 2007 and $2.3 trillion at September 30, 2008.

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PNC Reports Full Year 2008 Net Income of $882 Million Including Acquisition Costs or $1.3 Billion

Excluding Costs Related to Acquisitions – Page 11

Other, including BlackRock

The “Other, including BlackRock” category, for the purposes of this release, includes earnings and gains or losses related to PNC’s equity interest in BlackRock and those related to Hilliard Lyons prior to its sale, asset and liability management activities including net securities gains or losses and certain trading activities, equity management activities, provision for credit losses for conforming credit allowance adjustments related to acquisitions, other integration costs, differences between business segment performance reporting and financial statement reporting under generally accepted accounting principles (GAAP), corporate overhead and intercompany eliminations.

PNC recorded earnings of $106 million in “Other, including BlackRock” for 2008 compared with $31 million in 2007. Other for 2008 included $422 million of after-tax integration costs, including conforming provisions for credit losses, primarily related to National City, compared with $99 million of after-tax integration costs in 2007, and higher market-related impairments and proprietary trading losses. These items were more than offset by higher net interest income and a net gain on the mark to market of PNC’s BlackRock LTIP shares obligation compared to a loss in 2007.

For the fourth quarter of 2008 PNC recorded a loss of $305 million for Other compared with a loss of $156 million in the fourth quarter of 2007 and earnings of $63 million in the third quarter of 2008. The decrease in the linked quarter comparison was primarily due to the conforming provision and higher other integration costs in the fourth quarter of 2008 partially offset by a net gain on the mark to market of PNC’s BlackRock LTIP shares obligation compared with a loss in the third quarter of 2008. The net loss in the year-over-year quarter comparison increased mainly as a result of the higher conforming provision and other integration costs and higher market-related impairments partially offset by a net gain on the mark to market of PNC’s BlackRock LTIP shares obligation compared to a loss in the fourth quarter of 2007 and higher net interest income.

BlackRock business segment earnings included in the “Other, including BlackRock” category were $207 million for 2008 compared with $253 million in 2007, and $22 million for the fourth quarter of 2008, $77 million for the fourth quarter of 2007 and $56 million for the third quarter of 2008.

CONFERENCE CALL AND SUPPLEMENTAL FINANCIAL INFORMATION

PNC Chairman and Chief Executive Officer James E. Rohr and Chief Financial Officer Richard J. Johnson will hold a conference call for investors today at 9:00 a.m. Eastern Time regarding the topics addressed in this news release and the related financial supplement. Investors should call five to 10 minutes before the start of the conference call at 800-990-2718 or 706-643-0187 (international). The related financial supplement and presentation slides to accompany the conference call remarks may be found at www.pnc.com/investorevents. A taped replay of the call will be available for one week at 800-642-1687 or 706-645-9291 (international), conference ID 79677068.

In addition, Internet access to the call (listen only) and to PNC’s fourth quarter and full year 2008 earnings release, supplemental financial information and presentation slides will be available at www.pnc.com/investorevents. A replay of the webcast will be available on PNC’s Web site for 30 days.

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PNC Reports Full Year 2008 Net Income of $882 Million Including Acquisition Costs or $1.3 Billion

Excluding Costs Related to Acquisitions – Page 12

The PNC Financial Services Group, Inc. (www.pnc.com) is one of the nation’s largest diversified financial services organizations providing retail and business banking; specialized services for corporations and government entities, including corporate banking, real estate finance and asset-based lending; wealth management; asset management and global fund services.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

We make statements in this news release and in the conference call regarding this news release, and we may from time to time make other statements, regarding our outlook or expectations for earnings, revenues, expenses and/or other matters regarding or affecting PNC that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Forward-looking statements are typically identified by words such as “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “will,” “project” and other similar words and expressions.

Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made. We do not assume any duty and do not undertake to update our forward-looking statements. Because forward-looking statements are subject to assumptions and uncertainties, actual results or future events could differ, possibly materially, from those that we anticipated in our forward-looking statements, and future results could differ materially from our historical performance.

Our forward-looking statements are subject to the following principal risks and uncertainties. We provide greater detail regarding some of these factors in our Form 10-K for the year ended December 31, 2007 and our 2008 Form 10-Qs, including in the Risk Factors and Risk Management sections of those reports, and in our other SEC reports. Our forward-looking statements may also be subject to other risks and uncertainties, including those that we may discuss elsewhere in this news release or in our filings with the SEC, accessible on the SEC’s website at www.sec.gov and on or through our corporate website at www.pnc.com/secfilings. We have included these web addresses as inactive textual references only. Information on these websites is not part of this document.

•

Our businesses and financial results are affected by business and economic conditions, both generally and specifically in the principal markets in which we operate. In particular, our businesses and financial results may be impacted by:

•	Changes in interest rates and valuations in the debt, equity and other financial markets.

•	Disruptions in the liquidity and other functioning of financial markets, including such disruptions in the markets for real estate and other assets commonly securing financial products.

•	Actions by the Federal Reserve and other government agencies, including those that impact money supply and market interest rates.

•	Changes in our customers’, suppliers’ and other counterparties’ performance in general and their creditworthiness in particular.

•	Changes in customer preferences and behavior, whether as a result of changing business and economic conditions or other factors.

•

Changes resulting from the Emergency Economic Stabilization Act of 2008, and other legislative and regulatory developments in response to the current economic and financial situation, including conditions imposed as a result of our participation in the Capital Purchase Program.

•

A continuation of recent turbulence in significant portions of the U.S. and global financial markets, particularly if it worsens, could impact our performance, both directly by affecting our revenues and the value of our assets and liabilities and indirectly by affecting our counterparties and the economy generally.

•

Our business and financial performance could be impacted as the financial industry restructures in the current environment, both by changes in the creditworthiness and performance of our counterparties and by changes in the competitive landscape.

•

Given current economic and financial market conditions, our forward-looking financial statements are subject to the risk that these conditions will be substantially different than we are currently expecting. These statements are based on our current expectations that interest rates will remain low through 2009 with continued wide market credit spreads, and our view that national economic trends currently point to a continuation of severe recessionary conditions in 2009 followed by a subdued recovery.

•

Our operating results are affected by our liability to provide shares of BlackRock common stock to help fund certain BlackRock long-term incentive plan (“LTIP”) programs, as our LTIP liability is adjusted quarterly (“marked-to-market”) based on changes in BlackRock’s common stock price and the number of remaining committed shares, and we recognize gain or loss on such shares at such times as shares are transferred for payouts under the LTIP programs.

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PNC Reports Full Year 2008 Net Income of $882 Million Including Acquisition Costs or $1.3 Billion

Excluding Costs Related to Acquisitions – Page 13

•

Legal and regulatory developments could have an impact on our ability to operate our businesses or our financial condition or results of operations or our competitive position or reputation. Reputational impacts, in turn, could affect matters such as business generation and retention, our ability to attract and retain management, liquidity and funding. These legal and regulatory developments could include: (a) the unfavorable resolution of legal proceedings or regulatory and other governmental inquiries; (b) increased litigation risk from recent regulatory and other governmental developments; (c) the results of the regulatory examination process, our failure to satisfy the requirements of agreements with governmental agencies, and regulators’ future use of supervisory and enforcement tools; (d) legislative and regulatory reforms, including changes to laws and regulations involving tax, pension, education lending, the protection of confidential customer information, and other aspects of the financial institution industry; and (e) changes in accounting policies and principles.

•

Our issuance of securities to the United States Treasury may limit our ability to return capital to our shareholders and is dilutive to our common shares. If we are unable previously to redeem the shares, the dividend rate increases substantially after five years.

•

Our business and operating results are affected by our ability to identify and effectively manage risks inherent in our businesses, including, where appropriate, through the effective use of third-party insurance, derivatives and capital management techniques.

•

The adequacy of our intellectual property protection, and the extent of any costs associated with obtaining rights in intellectual property claimed by others, can impact our business and operating results.

•	Our ability to anticipate and respond to technological changes can have an impact on our ability to respond to customer needs and to meet competitive demands.

•	Our ability to implement our business initiatives and strategies could affect our financial performance over the next several years.

•	Competition can have an impact on customer acquisition, growth and retention, as well as on our credit spreads and product pricing, which can affect market share, deposits and revenues.

•

Our business and operating results can also be affected by widespread natural disasters, terrorist activities or international hostilities, either as a result of the impact on the economy and capital and other financial markets generally or on us or on our customers, suppliers or other counterparties specifically.

•

Also, risks and uncertainties that could affect the results anticipated in forward-looking statements or from historical performance relating to our equity interest in BlackRock, Inc. are discussed in more detail in BlackRock’s filings with the SEC, including in the Risk Factors sections of BlackRock’s reports. BlackRock’s SEC filings are accessible on the SEC’s website and on or through BlackRock’s website at www.blackrock.com. This material is referenced for informational purposes only and should not be deemed to constitute a part of this document.

In addition, our recent acquisition of National City Corporation (“National City”) presents us with a number of risks and uncertainties related both to the acquisition transaction itself and to the integration of the acquired businesses into PNC. These risks and uncertainties include the following:

•

The transaction may be substantially more expensive to complete (including the required divestitures and the integration of National City’s businesses) and the anticipated benefits, including anticipated cost savings and strategic gains, may be significantly harder or take longer to achieve than expected or may not be achieved in their entirety as a result of unexpected factors or events.

•

Our ability to achieve anticipated results from this transaction is dependent on the state going forward of the economic and financial markets, which have been under significant stress recently. Specifically, we may incur more credit losses from National City’s loan portfolio than expected. Other issues related to achieving anticipated financial results include the possibility that deposit attrition or attrition in key client, partner and other relationships may be greater than expected.

•

Litigation and governmental investigations currently pending against National City, as well as others that may be filed or commenced as a result of this transaction or otherwise, could impact the timing or realization of anticipated benefits to PNC or otherwise adversely impact our financial results.

•

Our ability to achieve anticipated results is also dependent on our ability to bring National City’s systems, operating models, and controls into conformity with ours and to do so on our planned time schedule. The integration of National City’s business and operations into PNC, which will include conversion of National City’s different systems and procedures, may take longer than anticipated or be more costly than anticipated or have unanticipated adverse results relating to National City’s or PNC’s existing businesses. PNC’s ability to integrate National City successfully may be adversely affected by the fact that this transaction will result in PNC entering several markets where PNC did not previously have any meaningful retail presence.

In addition to the National City transaction, we grow our business from time to time by acquiring other financial services companies. Acquisitions in general present us with risks, in addition to those presented by the nature of the business acquired, similar to some or all of those described above relating to the National City acquisition.

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The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)

FINANCIAL RESULTS

Dollars in millions, except per share data

	Three months ended			Year ended
	December 31 2008	September 30 2008	December 31 2007	December 31 2008	December 31 2007
Revenue
Net interest income	$992	$1,000	$793	$3,823	$2,915
Noninterest income	684	654	834	3,367	3,790

Total revenue	$1,676	$1,654	$1,627	$7,190	$6,705

Provision for credit losses	$990 (a)	$190	$188	$1,517 (a)	$315
Noninterest expense	$1,131	$1,142	$1,213	$4,430	$4,296
Net income (loss)	$(248)	$248	$178	$882	$1,467

Diluted earnings (loss) per common share	$(.77)	$.71	$.52	$2.46	$4.35
Cash dividends declared per common share	$.66	$.66	$.63	$2.61	$2.44

SELECTED RATIOS
Net interest margin (b)	3.37%	3.46%	2.96%	3.37%	3.00%
Noninterest income to total revenue (c)	41	40	51	47	57
Efficiency (d)	67	69	75	62	64
Return on:
Average tangible common shareholders’ equity	(29.14)%	20.88%	10.63%	17.70%	21.80%
Average common shareholders’ equity	(8.77)	7.13	4.78	6.28	10.53
Average assets	(.69)	.69	.52	.62	1.19

Certain prior period amounts included in these Consolidated Financial Highlights have been reclassified to conform with the current period presentation.

(a)	Includes a $504 million conforming provision for credit losses related to the National City acquisition.
(b)	Calculated as annualized taxable-equivalent net interest income divided by average earning assets. The interest income earned on certain earning assets is completely or partially exempt from federal income tax. As such, these tax-exempt instruments typically yield lower returns than taxable investments. To provide more meaningful comparisons of margins for all earning assets, we use net interest income on a taxable-equivalent basis in calculating net interest margin by increasing the interest income earned on tax-exempt assets to make it fully equivalent to interest income earned on taxable investments. This adjustment is not permitted under GAAP in the Consolidated Income Statement. The taxable-equivalent adjustments to net interest income for the three months ended December 31, 2008, September 30, 2008 and December 31, 2007 were $8 million, $9 million, and $7 million, respectively. The taxable-equivalent adjustment to net interest income for the years ended December 31, 2008 and December 31, 2007 were $36 million and $27 million, respectively.
(c)	Calculated as noninterest income divided by the sum of net interest income and noninterest income.
(d)	Calculated as noninterest expense divided by the sum of net interest income and noninterest income.

BUSINESS SEGMENT EARNINGS (e) (f)

In millions

	Three months ended			Year ended
	December 31 2008	September 30 2008	December 31 2007	December 31 2008	December 31 2007
Retail Banking (g)	$15	$79	$211	$429	$876
Corporate & Institutional Banking	17	72	91	225	432
Global Investment Servicing	25	34	32	122	128
Other, including BlackRock (f) (g) (h)	(305)	63	(156)	106	31

Total consolidated net income (loss)	$(248)	$248	$178	$882	$1,467

(e)	Our business segment information is presented based on our management accounting practices and management structure at year-end 2008. We refine our methodologies from time to time as our management accounting practices are enhanced and our businesses and management structure change.
(f)	We consider BlackRock to be a separate reportable business segment but have combined its results with Other for this presentation. Our 2008 Annual Report on Form 10-K will provide additional business segment disclosures for BlackRock.
(g)	Amounts for the applicable periods presented reflect the reclassification of the results of Hilliard Lyons, which we sold on March 31, 2008, and the gain on such sale from Retail Banking to “Other, including BlackRock.”
(h)	The $504 million conforming provision for credit losses related to the National City acquisition was included in this segment for the fourth quarter and full year 2008.

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)

RECONCILIATIONS OF “AS REPORTED” (GAAP) NET INCOME AND DILUTED EPS TO “AS ADJUSTED” AMOUNTS

In millions, except per share data

THREE MONTHS ENDED	December 31, 2008				September 30, 2008
	Adjustments, Pretax		Net Income	Diluted EPS	Adjustments, Pretax		Net Income	Diluted EPS
Net income (loss), as reported			$(248)	$(.77)			$248	$.71
Adjustments:
Conforming provision for credit losses - National City	$504		328	.94
Other integration costs	81		52	.15	$14		9.02

Net income, as adjusted			$132	$.32			$257	$.73

	December 31, 2007
	Adjustments, Pretax		Net Income	Diluted EPS
Net income, as reported			$178	$.52
Adjustments:
Integration costs	$79	(a)	50	.15

Net income, as adjusted			$228	$.67

YEAR ENDED	December 31, 2008				December 31, 2007
	Adjustments, Pretax		Net Income	Diluted EPS	Adjustments, Pretax		Net Income	Diluted EPS
Net income, as reported			$882	$2.46			$1,467	$4.35
Adjustments:
Conforming provision for credit losses - National City	$504		328	.95
Other integration costs	145	(b)	94	.27	$151	(a)	99.30

Net income, as adjusted			$1,304	$3.68			$1,566	$4.65

This table and the table below represent reconciliations of certain “As Reported” (GAAP) amounts to “As Adjusted” amounts for certain specified items related to acquisitions, TARP issuance, and AOCL, respectively. We have provided these adjusted amounts and reconciliations so that investors, analysts, regulators and others will be better able to evaluate the impact of these respective items on our results and capital ratios for and as of the periods presented. We believe that information as adjusted for the impact of the specified items may be useful due to the extent to which these items are not indicative of our ongoing operations. Adjusted information supplements our results as reported in accordance with GAAP and should not be viewed in isolation from, or as a substitute for, our GAAP results. Our 2007 Form 10-K and 2008 Form 10-Qs provide additional information regarding integration costs.

(a)	Includes the $45 million conforming provision for credit losses related to the Yardville acquisition.
(b)	Includes the $23 million conforming provision for credit losses related to the Sterling acquisition.

RECONCILIATIONS OF “AS REPORTED” TO “AS ADJUSTED” CAPITAL RATIOS (c)

In millions, except percentages

Tier 1 risk-based capital ratio	December 31 2008
Tier 1 risk-based capital	$24,328
Less: TARP issuance	7,579

Tier 1 risk-based capital less TARP issuance	$16,749

Risk weighted assets (assume no decrease in assets without TARP issuance)	$250,819
Tier 1 risk-based capital ratio as reported	9.7%
Less: TARP issuance	3.0

Tier 1 risk-based capital ratio as adjusted	6.7%

Tangible common equity ratio (d)	December 31 2008	September 30 2008	December 31 2007
Common shareholders’ equity	$17,490	$13,712	$14,847
Add back: accumulated other comprehensive loss (AOCL)	3,949	2,230	147

Common shareholders’ equity, excluding AOCL	$21,439	$15,942	$14,994

Goodwill and other intangible assets, net of deferred taxes	$9,737	$8,812	$8,734

Total assets	$291,081	$145,610	$138,920
Add back: AOCL assets	3,282	2,107	(30)

Total assets, excluding AOCL	$294,363	$147,717	$138,890

Tangible common equity ratio, as reported	2.8%	3.6%	4.7%
Add back: AOCL assets	1.3	1.5	.10

Tangible common equity ratio, as adjusted	4.1%	5.1%	4.8%

(c)	The ratios as of December 31, 2008 are estimated.
(d)	See definition in note (e), page 16.

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)

	December 31 2008 (a)	September 30 2008	December 31 2007
BALANCE SHEET DATA
Dollars in millions, except per share data
Assets	$291,081	$145,610	$138,920
Loans, net of unearned income	175,489	75,184	68,319
Allowance for loan and lease losses	3,917	1,053	830
Investment securities	43,473	31,031	30,225
Loans held for sale	4,366	1,922	3,927
Goodwill	8,868	8,829	8,405
Equity investments	8,554	6,735	6,045
Deposits	192,865	84,984	82,696
Borrowed funds	52,240	32,139	30,931
Shareholders’ equity	25,422	14,218	14,854
Common shareholders’ equity	17,490	13,712	14,847
Book value per common share	39.44	39.44	43.60
Common shares outstanding (millions)	443	348	341
Loans to deposits	91%	88%	83%

ASSETS ADMINISTERED (billions)
Managed	$110	$64	$74
Nondiscretionary	125	105	112

FUND ASSETS SERVICED (billions)
Accounting/administration net assets	$839	$907	$990
Custody assets	379	415	500

CAPITAL RATIOS (b)
Tier 1 risk-based (c)	9.7%	8.2%	6.8%
Total risk-based	13.5	11.9	10.3
Leverage (d)	17.6	7.2	6.2
Tangible common equity (e)	2.8	3.6	4.7
Tangible common equity, excluding the impact of accumulated other comprehensive loss (e)	4.1	5.1	4.8

SELECTED STATISTICS
Period-end employees	59,595	28,129	28,320
Branches	2,589	1,142	1,109
ATMs	6,232	4,018	3,900
Residential mortgage servicing portfolio (billions)	$187
Commercial mortgage servicing portfolio (billions)	$286	$247	$243

ASSET QUALITY RATIOS
Nonperforming loans to total loans	.95%	1.12%	.66%
Nonperforming assets to total loans and foreclosed assets	1.23	1.16	.72
Nonperforming assets to total assets	.74	.60	.36
Net charge-offs to average loans (for the three months ended)	1.09	.66	.49
Allowance for loan and lease losses to total loans	2.23	1.40	1.21
Allowance for loan and lease losses to nonperforming loans	236	125	183

(a)	Information as of December 31, 2008 includes the impact of National City Corporation, which we acquired as of that date.
(b)	The ratios as of December 31, 2008 are estimated.
(c)	See page 15 for a reconciliation of the Tier 1 risk-based capital ratio to the Tier 1 risk-based capital ratio excluding the impact of the TARP issuance at December 31, 2008.
(d)	The leverage ratio is calculated as Tier 1 risk-based capital divided by adjusted average total assets. The leverage ratio at December 31, 2008 reflected the favorable impact on Tier 1 risk-based capital from the issuance of securities under TARP and the issuance of PNC common stock in connection with the National City acquisition, both of which occurred on December 31, 2008. In addition, the ratio as of that date did not reflect any impact of National City on PNC’s adjusted average total assets.
(e)	Period-end common shareholders’ equity less goodwill and other intangible assets net of eligible deferred taxes (excluding mortgage servicing rights) divided by period-end assets less goodwill and other intangible assets net of eligible deferred taxes (excluding mortgage servicing rights). As of March 31, 2008, deferred taxes on taxable combinations were added to eligible deferred income taxes for non-taxable combinations that are used in the calculation of the tangible common equity ratio. See page 15 for a reconciliation of tangible common equity to tangible common equity excluding the impact of accumulated other comprehensive loss.

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)

IMPACT OF NATIONAL CITY ACQUISITION

CONSOLIDATING BALANCE SHEET

In millions

At December 31, 2008	PNC Excluding National City (a)	National City	Purchase Accounting (b)	Eliminations and Reclassifications (c)	PNC As Reported
Assets
Cash and due from banks	$2,327	$2,144			$4,471
Federal funds sold and resale agreements	1,721	7,335		$(7,200)	1,856
Trading securities	691	1,040	$(6)		1,725
Other short-term investments	7,669	8,145		70	15,884
Loans held for sale	2,181	3,220	(3)	(1,032)	4,366
Investment securities	30,146	13,133	194		43,473
Loans, net of unearned income	75,830	108,077	(9,398)	980	175,489
Allowance for loan and lease losses	(1,343)	(4,856)	2,282		(3,917)

Net loans	74,487	103,221	(7,116)	980	171,572
Goodwill	8,868	2,999	(2,999)		8,868
Equity investments	6,494	1,564	451	45	8,554
Other	22,789	10,268	(649)	(2,096)	30,312

Total assets	$157,373	$153,069	$(10,128)	$(9,233)	$291,081

Liabilities
Deposits
Noninterest-bearing	$21,238	$15,910			$37,148
Interest-bearing	67,988	85,799	$1,930		155,717

Total deposits	89,226	101,709	1,930		192,865
Borrowed funds
Federal funds purchased and repurchase agreements	8,852	3,486	15	$(7,200)	5,153
Federal Home Loan Bank borrowings	9,202	8,997	(304)		17,895
Bank notes and senior debt	6,784	4,429	(256)		10,957
Subordinated debt	5,642	7,062	(1,496)		11,208
Other	3,540	3,090	(354)	751	7,027

Total borrowed funds	34,020	27,064	(2,395)	(6,449)	52,240
Allowance for unfunded loan commitments and letters of credit	116	74	154		344
Accrued expenses	2,235	596	(1,814)	2,932	3,949
Other	9,716	10,042	(8)	(5,715)	14,035

Total liabilities	135,313	139,485	(2,133)	(9,232)	263,433

Minority and noncontrolling interests in consolidated entities	2,074	152			2,226

Shareholders’ Equity
Preferred stock (d)
Common stock	1,787	9,709	(9,235)		2,261
Capital surplus - preferred stock	7,768		150		7,918
Capital surplus - common stock and other	3,198	10,675	(5,544)	(1)	8,328
Retained earnings	11,779	(6,621)	6,303		11,461
Accumulated other comprehensive income (loss)	(3,949)	(331)	331		(3,949)
Common stock held in treasury	(597)				(597)

Total shareholders’ equity	19,986	13,432	(7,995)	(1)	25,422

Total liabilities, minority and noncontrolling interests, and shareholders’ equity	$157,373	$153,069	$(10,128)	$(9,233)	$291,081

(a)	Includes $7.6 billion related to the issuance to the US Treasury under the US Treasury’s Troubled Asset Relief Program (“TARP”) on December 31, 2008 of (1) Fixed Rate Cumulative Perpetual Preferred Stock, Series N, and (2) a warrant for the US Treasury to purchase PNC common stock.
(b)	Includes conforming provision for credit losses.
(c)	Includes elimination of intercompany funding and capital transactions, redesignation of loans held for sale to loans held for investment, and other reclassifications.
(d)	Par value less than $.5 million.